Exhibit 10.18

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT - TREATING AUTOIMMUNE DISEASES

This Exclusive License Agreement (this “Agreement”) is made on January 15th, 2002, by and between BAYLOR RESEARCH INSTITUTE (“Institute”), a nonprofit corporation organized and existing under the laws of the State of Texas, having its principal office at 3434 Live Oak, Dallas, Texas, 75204 (“Institute”), and MERIX Bioscience, Inc., a Delaware corporation (“Licensee”), with its principal offices at 4233 Technology Drive, Durham, North Carolina 27704. This Agreement is effective as of the date hereof (the “Effective Date”).

BACKGROUND

A.	Institute is the owner by assignment from the inventors of certain intellectual property developed by Dr. Jacques Banchereau, Anna Karolina Palucka, and Patrick Blanco, currently or previously at Institute relating to treating autoimmune diseases (as described more fully in Attachment 1, the “Intellectual Property”);

B.	Institute has the right to grant licenses under said Intellectual Property;

C.	Licensee desires to obtain an exclusive worldwide right and license to use and exploit the Intellectual Property; and

D.	Institute has determined that the exploitation of the Intellectual Property is in the best interest of Institute and is consistent with its educational and research missions and goals.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1. “Affiliate” means any legal entity directly or indirectly controlling, controlled by or under common control with Licensee that has executed (a) this Agreement or (b) a written joinder agreement, in a form reasonably satisfactory to Institute, agreeing to be bound by all of the terms and conditions of this Agreement as if such Affiliate were an original party to this Agreement. For purposes of this Agreement, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, or the right to receive more than fifty percent (50%) of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity.

1.2. “Agreement” shall have the meaning given in the first paragraph hereof.

1.3. “Calendar Half” means each six-month period, or any portion thereof, beginning on January 1 and July 1.

1.4. “Common Stock” shall have the meaning given in Section 3.1.2.

1.5. “Confidential Information” means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, regardless whether Institute identifies such information as confidential or proprietary at the time it is delivered or communicated to Licensee.

1.6. “Default” shall have the meaning given in Section 5.3

1.7. “Effective Date” shall have the meaning given in the preamble hereof.

1.8. “Fair Market Value” means the cash consideration that Licensee or its Sublicensee would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.9. “Improvement,” means any modification of a discovery (which discovery has been disclosed in the U.S. patent application for Institute Patent Rights), whether or not patentable, made by Dr, [**] and/or his colleagues, reduced to practice during the term of research sponsored by Licensee under the Research Support and Option Agreement, between the parties and dated August 30, 2001 and in the Field of Use.

1.10 “Indemnified Party” shall have the meaning given in Section 8.2.

1.11. “Field of Use” means research and development, diagnosis, prevention, therapy and monitoring of autoimmune diseases.

1.12. “Liability” and “Liabilities” shall have the meaning given in Section 8.2.

1.13. “License” shall mean the license granted by Institute to Licensee pursuant to Section 2.1.

1.14. “Licensee” shall have the meaning given in the first paragraph of this Agreement.

1.15. “Net Sales” means the consideration or Fair Market Value attributable to the Sale of any Institute Licensed Product(s), less (if initially included in the consideration) qualifying costs directly attributable to such Sale and borne by Licensee, its Affiliates or its Sublicensee. Such qualifying costs shall be limited to the following:

1.15.1 Discounts for quantity purchases, for prompt payments and for wholesalers and distributors;

1.15.2 Credits or refunds, not exceeding the original invoice amount, for claims or returns;

1.15.3 Prepaid outbound transportation expenses and transportation insurance premiums; and

1.15.4 Sales and use taxes, tariff duties and other fees imposed by a governmental agency.

1.16. “Institute Licensed Product(s)” means products in the Field of Use that are made, made for, used or sold by Licensee or any Sublicensees and that in the absence of this Agreement, the manufacture, sale or use of which would infringe at least one claim of Institute Patent Rights, or require the use of Institute Technical Information or an Improvement.

1.17. “Institute Patent Rights” means all patent rights represented by or issuing from the United States or foreign patents listed in Attachment 1 or the patents issuing from the United States or foreign patent applications listed in Attachment 1, and their foreign counterparts and extensions, including continuation, divisional and re-issue applications

1.18. “Institute Technical Information” means proprietary, unpatented information owned by the Institute at the time of filing a patent application set forth as part of the Patent Rights that is necessary to practice in the Field of Use the inventions disclosed in such patent application and which information is described in Attachment 1.

1.19. “Sale” means any bona fide transaction for which consideration is received for the sale of Institute Licensed Product(s). A Sale of Institute Licensed Product(s) shall be deemed completed at the time Licensee or its Sublicensee recognizes revenues for the sale of such Institute Licensed Product(s).

1.20. “Sell Off Right” shall have the meaning given in Section 5.7.

1.21. [omitted]

1.22. “Sublicense” shall have the meaning given in Section 2.4.1.

1.23. “Sublicensee” shall have the meaning given in Section 2.4.3.

1.24. “Sublicense Revenues” shall have the meaning given in Section 3.1.3.

1.25. “Warrant” shall have the meaning given in Section 3.1.2.

1.26. [omitted]

1.27. “Trigger Event” means any of the following:

1.27.1	If Licensee becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, not be discharged within thirty (30) days; makes an Assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within ten (10) days;

1.27.2 If proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by Licensee;

1.27.3 If any order for relief is entered relating to any of the proceedings described in Sections 1.27.1 or 1.27.2;

1.27.4 If Licensee shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or

1.27.5 If Licensee shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the proceedings described in Sections 1.27.1 through 1.27.4.

ARTICLE 2

LICENSE GRANT

2.1. License Grant. Institute grants to Licensee and its Affiliates for the term of this Agreement a worldwide, royalty-bearing license under the Institute Patent Rights and the Institute Technical Information to make, have made, use, import, sell and offer for sale or otherwise dispose of the Institute Licensed Product(s) in the Field of Use, except that to the extent that any Affiliate exercises any rights granted by Institute hereunder, Licensee remains primarily liable to Institute for the duties and obligations of any Affiliate hereunder, and any act or omission of an Affiliate would be deemed to be a breach by Licensee of this Agreement, provided, however that Licensee shall have no liability hereunder with respect to any act or omission of an assignee if such assignment is effected in accordance with Section 10.2. Institute grants to Licensee the right to grant sublicenses subject only to the limitations set forth in Section 2.4.

Institute further agrees to grant to Licensee and its Affiliates licenses of the scope specified in the paragraph above in respect to any Improvements (as defined in Section 1.9, above).

2.2. Exclusivity. The License is exclusive for Institute Patent Rights, Institute Technical Information (and for Improvements to the extent they are not embodied in issued patent claims) in the Field of Use, except that Institute may use the Institute Patent Rights, Improvements and Institute Technical Information for its own non-commercial educational and research purposes. On or after the Effective Date, Institute shall have no right to grant a license to the Institute Patent Rights or Institute Technical Information in the Field of Use to any person or entity.

2.3. U.S. Government Rights. Licensee or its Affiliates acknowledge that pursuant to Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency. Pursuant to these laws, the government may impose certain requirements regarding such intellectual property, including, but not limited to the requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States. The License is expressly subject to all applicable United States government rights as provided in the above-mentioned laws and any regulations issued under those laws, as those laws or regulations may be amended from time to time.

2.4. Sublicense Conditions. The right to sublicense granted to Licensee under Section 2.1 is subject to the following conditions:

2.4.1 Licensee may sublicense the rights granted in this Agreement by written sublicense agreement which agreement shall require that the sublicensee (“Sublicensee”) be subject to the terms and conditions of the license granted to Licensee under this Agreement (each, a “Sublicense”). Licensee may grant to a Sublicensee the right to grant sublicenses.

2.4.2 Within [**] days after Licensee enters into any Sublicense, Licensee shall deliver to Institute a complete copy of the Sublicense written in the English language (receipt of a Sublicense shall not constitute an approval of the Sublicense or a waiver of any of Institute’s rights or Licensee’s obligations under this Agreement).

2.4.3 In the event of a Default under Section 5.3 hereunder, all payments then or thereafter due to Licensee from each of its Sublicensees shall, upon notice from Institute to any such Sublicensee, become owed directly to Institute for the account of Licensee; provided that Institute shall remit to Licensee the amount by which such payments in the aggregate exceed the total amount owed by Licensee to Institute.

2.4.4 Even if Licensee enters into Sublicenses, Licensee remains primarily liable to Institute for all of Licensee’s duties and obligations contained in this Agreement, and any act or omission of a Sublicensee that would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee of this Agreement.

ARTICLE 3

FEES, WARRANTS, RESEARCH GRANT, ROYALTIES

AND MILESTONE PAYMENTS

3.1. Fees, Warrants and Royalties.

3.1.1 Initial Cash Payments. In partial consideration of the License, Licensee shall pay to Institute a non-refundable amount equal to documented attorneys fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of Institute Patent Rights incurred prior to the Effective Date by Institute, not to exceed [**] Dollars ($[**]). Licensee shall pay such amounts within [**] days after receipt of documentation reasonably demonstrating such expenses.

3.1.2 [Omitted]

3.1.3 Royalties. In further consideration of the exclusive license granted to Licensee, Licensee shall pay (or cause its Affiliates to pay) to Institute a royalty of [**] percent ([**]%) of the Net Sales of Institute Licensed Products sold by Licensee or its Affiliates, provided, however, that if Licensee determines that it is required to license other technology to produce and sell Institute Licensed Products, then the royalty rate hereunder shall be reduced by [**] percent ([**]%) of the royalty rate due with respect to the other technology, but in no event shall royalties payable to Institute under this Section 3.1.3 be less than [**] percent ([**]%) of the Net Sales of Institute Licensed Products sold by Licensee and its Affiliates.

3.1.4 Sublicense Royalties. In further consideration of the exclusive license granted to Licensee, Licensee shall pay (or cause its Affiliates to pay) to Institute a royalty of [**] percent ([**]%) of the Net Sales of Institute Licensed Products sold by Sublicensees, provided, however, that if Licensee or such Sublicensee determines that it is required to license other technology to produce and sell Institute Licensed Products, then the royalty rate hereunder shall be reduced by [**] percent ([**]%) of the royalty rate due with respect to the other technology, but in no event shall royalties payable to Institute under this Section 3.1.4 be less than [**] percent ([**]%) of the Net Sales of Institute Licensed Products sold by Sublicensees.

3.1.5 Milestone Payments. In further consideration of the exclusive license granted to Licensee, Licensee shall pay to Institute the following amounts: (a) a milestone payment of [**] Dollars ($[**]) or shares of capital stock of Licensee with a fair market value equal to [**] Dollars ($[**]) (with the form of payment determined by the Licensee in its discretion), payable within [**] days following the filing by the Licensee, its Affiliate or Sublicensee of the first biologics license application, or similar application with the U.S. Food and Drug Administration (the “FDA”) for a clinical application of a product that requires a license to Institute Patent Rights; and (b) a milestone payment of [**] Dollars ($[**]) or shares of capital stock of Licensee with a fair market value equal to [**] Dollars ($[**]) (with the form of payment determined by Licensee in its discretion), payable within [**] days following the approval by the FDA of commercial sale of the first product that requires a license to Institute Patent Rights. For the avoidance of doubt, the parties acknowledge that regardless of the number of inventions licensed by Licensee from Institute, Licensee shall have no obligation to make milestone payments as described in this Section 3.1.5 more than once for each product. These milestone payments shall be in lieu of any payment to Institute of any portion of any up-front, milestone or similar payments to Licensee under any Sublicense. All shares of capital stock of Licensee issued to Institute hereunder shall be registered and freely salable if the capital stock of Licensee is publicly traded on a recognized exchange or over-the-counter, and shall be subject to registration rights, on parity with the founders’ rights, if the stock of Licensee is not then traded on an exchange or over-the-counter market(s).

3.1.6 Payments to Inventors. Institute shall be solely responsible for making any payments due to inventors under any policy or contract applicable to Institute and shall hold Licensee harmless with respect to any such claims.

3.2. Diligence

3.2.1 Licensee shall use its best commercial efforts, taking into account the size and capitalization of Licensee, to file (or cause an Affiliate or Sublicensee to file) a Biologics License Application or similar application with the FDA for a clinical application of a Institute Licensed Product within [**] years from the Effective Date.

3.2.2 Licensee shall provide to Institute, on the first anniversary of the Effective Date and on each anniversary thereafter, written progress reports, setting forth in such detail as Institute may reasonably request the progress of the development, evaluation, testing and commercialization of each Institute Licensed Product. Licensee shall also notify Institute in writing within [**] days after the first commercial sale of each Institute Licensed Product.

3.2.3 Licensee acknowledges the failure to use best commercial efforts to develop, evaluate, test and commercialize the Institute Licensed Products shall be a material breach of this Agreement, provided, however, that Licensee receive prior written notice from Institute and be provided [**] days to cure such failure, and upon curing, there shall be no material breach.

3.3. Royalty Reports and Records.

3.3.1 Licensee shall deliver to Institute within [**] days after the end of each Calendar Half (or, with respect to Institute Licensed Products sold by Sublicensees, within [**] days after the end of each Calendar Half) a written report, certified by the chief financial officer of Licensee, setting forth the calculation of the royalties due to Institute for such Calendar Half, including, without limitation:

3.3.1.1 Number of Institute Licensed Products involved in Sales, listed by country;

3.3.1.2 Gross consideration for Sales of Institute Licensed Products, including all amounts invoiced, billed, or received;

3.3.1.3 Qualifying costs, as defined in Section 1.15, listed by category of cost;

3.3.1.4 Net Sales of Institute Licensed Products listed by country;

3.3.1.5 Royalties owed to Institute, listed by category, including without limitation earned and Sublicensee derived categories.

3.3.2 Licensee shall pay the royalties due under Section 3.1.3 to Institute within [**] days following the last day of the Calendar Half in which the royalties accrue. Licensee shall send Institute with such royalties the report described in Section 3.3.1. Licensee shall pay the royalties due under Section 3.1.4 to Institute within [**] days following the last day of the Calendar Half in which the royalties accrue. Licensee shall send Institute with such royalties the report described in Section 3.3.1.

3.3.3 Licensee shall maintain and cause its Sublicensees to maintain, complete and accurate books and records that enable the royalties payable under this Agreement to be verified. The records for each Calendar Half shall be maintained for [**] years after the submission of each report under Article 3. Upon reasonable prior notice to Licensee, Licensee shall provide Institute with access to all books and records relating to the Sales of Institute Licensed Products by Licensee and its Sublicensees to conduct a review or audit of those books and records. Access to Licensee’s books and records shall be made available not more than [**] each calendar year, during normal business hours, and during each of [**] years after the expiration or termination of this Agreement. If Licensee has underpaid any royalty due by five percent (5%) or more, then Licensee shall pay to Institute promptly the costs and expenses of Institute and its accountants in connection with their review or audit, in addition to such underpayment.

3.4. Currency, Place of Payment, Interest, Payment of Expenses.

3.4.1 All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to Institute under this Agreement shall be made in United States dollars by check payable to “Baylor Research Institute.” If Licensee receives any revenues in currency other than United States dollars, then such revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable Calendar Half.

3.4.2 Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to [**] percent ([**]%) per month or part thereof (or the maximum allowed by law, if less).

ARTICLE 4

CONFIDENTIALITY

4.1. Non-Disclosure by Licensee. Licensee shall maintain in confidence and agrees not to disclose to any third party any Confidential Information of Institute. Licensee shall ensure that its employees have access to Confidential Information only on a need-to-know basis and are obligated in writing to abide by Licensee’s obligations under this Agreement. The foregoing obligation shall not apply to:

4.1.1 Information that is known to Licensee or independently developed by Licensee prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to Institute upon receipt of the Confidential Information;

4.1.2 Information disclosed to Licensee by a third party that has a right to make such disclosure;

4.1.3 Information that becomes patented, published or otherwise part of the public domain as a result of acts by Institute or a third person obtaining such information as a matter of right; or

4.1.4 Information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction; provided that Licensee shall use best efforts to obtain confidential treatment of such information by the agency or court.

4.2. Limited Non-Disclosure by Institute. Institute shall not be obligated to accept any confidential information from Licensee except for the reports required under this Agreement. Institute shall use the same level of care Institute uses to protect its own confidential information (and in any event, not less than reasonable care) to prevent the disclosure of those reports to any third party other than Institute’s outside legal advisors (subject to exceptions substantially similar to these applicable to Licensee under Section 4.1) who shall be obligated to treat such reports as confidential. Institute shall maintain in confidence and agrees not to disclose to any third party any confidential information received from Licensee. Institute shall ensure that its employees have access to such confidential information only on a need-to-know basis and are obligated in writing to abide by Institute’s obligations under this Agreement. Institute bears no institutional responsibility for maintaining the confidentiality of any other information of Licensee.

ARTICLE 5

TERM AND TERMINATION

5.1. Term. This Agreement, unless sooner terminated as provided in this Agreement, terminates upon the later of: (a) expiration of the last to expire or become abandoned of the Institute Patent Rights; or (b) twenty (20) years after the Effective Date.

5.2. Termination by Licensee. Licensee may, upon sixty (60) days written notice to Institute, terminate this Agreement by doing all of the following:

5.2.1 Ceasing to make, have made, use, import, sell and offer for sale all Institute Licensed Products; and

5.2.2 Terminating all Sublicenses, and causing all Sublicensees and Affiliates to cease making, having made, using, importing, selling and offering for sale all Institute Licensed Products; and

5.2.3 Paying all monies owed to Institute under this Agreement and the Sponsored Research Agreement.

5.3. Termination by Institute. Institute may terminate this Agreement if any of the following events of default (“Default”) occur:

5.3.1 Licensee is more than thirty (30) days late in paying to Institute any monies due under this Agreement and Licensee does not pay Institute all uncontested amounts within ten (10) business days after Institute’s written demand;

5.3.2 Licensee experiences a Trigger Event;

5.3.3 Licensee or any Affiliate or Sublicensee materially breaches this Agreement (other than a breach solely under Sections 5.3.1 or 5.3.2) and does not cure the breach within [**] days after written notice of the breach or, if such breach is not curable within [**] days, such longer period as may be reasonably required to cure such breach.

5.4. Effect of Termination. In the event of a termination under Sections 5.2 or 5.3 hereof, all duties of Institute and all rights (but not duties) of Licensee and any Affiliate and/or Sublicensee under this Agreement shall immediately terminate without the necessity of any action being taken either by Institute or by Licensee or any Affiliate or Sublicensee. Upon and after any termination of this Agreement, Licensee and any Affiliate and/or Sublicensee shall refrain from further manufacture, sale, marketing, importation, and/or distribution of Institute Licensed Product(s), except as provided in this Article 5. Licensee acknowledges that termination shall not affect Institute’s rights and privileges as a stockholder of Licensee nor its ownership of shares in Licensee.

5.5. Return of Confidential Information. Upon termination of this Agreement, Licensee and any Affiliate and/or Sublicensee shall, at Institute’s request, return to Institute all Confidential Information (provided that Licensee may retain one copy with the offices of its outside legal counsel), as well as copies of any data generated by Licensee and any Affiliate and/or Sublicensee during the term of this Agreement that will facilitate the development of the technology licensed under this Agreement.

5.6. Inventories. Upon termination of this Agreement, Licensee shall cause physical inventories to be taken immediately of: (a) all completed Institute Licensed Product(s) on hand under the control of Licensee or any Affiliate or Sublicensee; and (b) such Institute Licensed Product(s) as are in the process of manufacture and component parts thereof as of the date of termination of this Agreement, which inventories shall be reduced to writing. Licensee shall deliver copies of such written inventories, verified by an officer of Licensee forthwith to Institute. Institute shall have [**] days after receipt of such verified inventories within which to challenge the inventory and request an audit. Upon [**] days written notice to Licensee, Institute and its agents shall be given access during business hours to the premises of Licensee, its Affiliates and/or Sublicensees for the purpose of conducting an audit. Upon the termination of this Agreement, Licensee shall, at its own expense forthwith remove, efface or destroy all references to Institute from all advertising or other materials used in the promotion of Licensee’s business or the business of any Affiliate or Sublicensee and Licensee and any Affiliate and/or Sublicensee shall not thereafter represent in any manner that it has rights in or to the Institute Patent Rights or Institute Licensed Product(s).

5.7. Sell Off Rights. Notwithstanding the foregoing, if this Agreement terminates other than pursuant to Section 5.3, Licensee and its Affiliates and Sublicensees shall have the right to sell off its inventory of Institute Licensed Product(s) existing on the date of termination of this Agreement (“Sell Off Right”), subject to the royalty obligation of Section 3.1.3 .

5.8. Survival. Licensee’s obligation to pay all monies owed accruing under this Agreement shall survive termination of this Agreement. In addition, the provisions of Article 4 - Confidentiality, Article 5 - Term and Termination, Article 8 - Disclaimer of Warranties; Indemnification, Article 9 - Use of Institute’s Name; Independent Contractor and Article 10 - Additional Provisions shall survive such termination.

ARTICLE 6

PATENT MAINTENANCE

As of the Effective Date, Licensee will assume the primary responsibility for applying for, seeking prompt issuance of, and maintaining the Institute Patent Rights during the term of this Agreement. Without limiting the generality of the foregoing, Licensee shall be entitled to use patent counsel of its choice and Institute shall use all reasonable efforts to cause Institute’s patent counsel to deliver files to Licensee’s counsel and otherwise to cooperate with Licensee and Licensee’s patent counsel relating to such prosecution. Licensee shall diligently and in a timely manner provide Institute with copies of filings relating to the prosecution, maintenance, and validity of the Institute Patent Rights. Licensee shall consult with Institute in such prosecution and maintenance, and shall diligently seek strong and broad claims under the Institute Patent Rights and shall not abandon prosecution of any Institute Patent Rights without first notifying Institute in a timely manner of Licensee’s intention and reason therefore, and providing Institute with reasonable opportunity to assume responsibility for prosecution and maintenance of the Institute Patent Rights. Licensee shall identify all claims (or potential for claims it is aware of) which are wholly or partially outside of the Field of Use, and abide by all requests of Institute regarding prosecution of claims which are wholly or partly outside of the Field of Use. If the Institute believes, in good faith and after consultation with Licensee, that Licensee is not fulfilling its duties under this Article, then Institute may resume responsibility for prosecution of the patents, and Licensee shall reimburse Institute for all costs expended by Licensee in prosecuting the patents.

ARTICLE 7

INFRINGEMENT AND LITIGATION

7.1. Notification of Infringement. Institute and Licensee are responsible for notifying each other promptly of any infringement of Institute Patent Rights, which may come to their attention. Institute and Licensee shall consult one another in a timely manner concerning any appropriate response to the infringement.

7.2. Prosecution by Licensee. Licensee may prosecute such infringement at its own expense. Licensee shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Institute without Institute’s prior written permission, which permission shall not be unreasonably withheld (provided however that no permission shall be required for Licensee to grant a non-royalty bearing Sublicense as part of such settlement if Licensee reasonably determines that such grant is necessary or appropriate to avoid litigation or similar controversy). Financial recoveries from any such litigation will first be applied to reimburse Licensee for its litigation expenditures with additional recoveries being paid to Licensee, subject to a royalty due Institute based on the provisions of Article 3.

7.3. Prosecution by Institute. If Licensee fails to prosecute any infringement, then Institute may prosecute such infringement at its own expense. In such event, financial recoveries will be entirely retained by Institute.

7.4. Cooperation. In any action to enforce any of the Institute Patent Rights, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

ARTICLE 8

REPRESENTATIONS, DISCLAIMER OF WARRANTIES; INDEMNIFICATION

8.1. Representations.

8.1.1 Institute represents and warrants to Licensee as follows: Institute is the exclusive owner of the Institute Patent Rights and the Institute Technical Information. Institute is not a party to or bound by any license or other agreement that grants any person any rights with respect to the Institute Patent Rights; provided, however, Licensee acknowledges Institute’s written policy for sharing net proceeds on intellectual property with the applicable inventors, for which Institute assumes all responsibility. The grant of the License under this Agreement does not conflict with any agreement to which Institute is a party. Institute has not received any written charge, complaint, claim, demand, or notice alleging that the development and use of the Institute Patent Rights or the Institute Technical Information has interfered with, misappropriated any valid patent claims of third parties. No litigation is pending and no claim has been made against Institute or, to the knowledge of Institute, is threatened, which contests the right of Institute to license to Licensee the Institute Patent Rights or the Institute Technical Information. The knowledge of Institute is limited to the actual knowledge of Dr. [**] and persons employed in Institute’s office of technology transfer and office of the general counsel.

8.1.2 NO OTHER WARRANTIES. THE INSTITUTE PATENT RIGHTS, INSTITUTE TECHNICAL INFORMATION, INSTITUTE LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS, AND, INSTITUTE MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO EXCEPT AS SET FORTH IN SECTION 8.1.1. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, INSTITUTE MAKES NO REPRESENTATIONS OR WARRANTIES: (a) OF COMMERCIAL UTILITY; (b) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (c) EXCEPT AS SET FORTH IN SECTION 8.1.1, THAT THE USE OF THE INSTITUTE PATENT RIGHTS, INSTITUTE TECHNICAL INFORMATION, INSTITUTE LICENSED PRODUCTS OR ANY TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. INSTITUTE SHALL NOT BE LIABLE TO LICENSEE, AFFILIATES, LICENSEE’S SUBLICENSEES OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM USE OF THE INSTITUTE PATENT RIGHTS, INSTITUTE TECHNICAL INFORMATION, INSTITUTE LICENSED PRODUCTS OR ANY TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF INSTITUTE LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND EXCEPT TO THE EXTENT THAT ANY SUCH CLAIM IS ATTRIBUTABLE TO A BREACH BY INSTITUTE OF SECTION 8.1.1.

8.2. Indemnification. Licensee shall indemnify, defend and hold harmless Institute, its trustees, officers, agents and employees (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorneys’ fees and expenses) (individually, a “Liability”, and collectively, the “Liabilities”) that results from or arises out of: (a) the development, use, manufacture, promotion, sale or other disposition of any Institute Technical Information, Institute Patent Rights, or Institute Licensed Products by Licensee, its Affiliates, its assignees, Sublicensees, vendors or other third parties; (b) any breach by Licensee or its Affiliates or Sublicensees of this Agreement; and (c) the enforcement by an Indemnified Party of this Section 8.2. Without limiting the foregoing, Licensee shall defend, indemnify, and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

8.2.1 Any product liability or other claim of any kind related to the use by a third party of a Institute Licensed Product that was manufactured, sold or otherwise disposed by Licensee, its Affiliates, its assignees, Sublicensees or vendors;

8.3.2 A claim by a third party that the Institute Technical Information or Institute Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Institute Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property rights of such third party, except to the extent such claim is attributable to a breach of Section 8.1.1; and

8.2.3 Clinical trials or studies conducted by or on behalf of Licensee, its Affiliates, its assignees, Sublicensees or agents relating to the Institute Technical Information, Institute Patent Rights or Institute Licensed Products, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, and any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study provided, that Licensee shall have no obligation to indemnify any Indemnified Party to the extent that any loss or damage is attributable to the negligence or misconduct of such Indemnified Party or its employees or representatives.

8.3. Rights of Institute in Liability Action. Licensee is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on Institute without Institute’s prior written consent, which consent shall not be unreasonably withheld. If Licensee fails or declines to assume the defense of any such claim or action within [**] days after notice thereof, then Institute may assume the defense of such claim or action for the account and at the risk of Licensee, and any Liabilities related thereto shall be conclusively deemed a liability of Licensee. The indemnification rights of Institute or other Indemnified Party contained herein are in addition to all other rights that such Indemnified Party may have at law or in equity or otherwise.

8.4. Insurance.

8.4.1 Licensee and any Affiliate shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $[**] combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of such party’s performance of this Agreement.

8.4.2 Licensee and any Affiliate shall, upon commencement of clinical trials involving Institute Licensed Products, procure and maintain a policy or policies of product liability insurance in a minimum amount of $[**] combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of such party’s performance of this Agreement.

8.4.3 The policy or policies of insurance described in this Section 8.4 shall be issued by an insurance carrier with an A.M. Best rating of “A” or better and shall name Institute as an additional insured with respect to Licensee’s performance of this Agreement. Licensee and any Affiliate shall, upon reasonable request, provide Institute with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that the insurance carrier(s) notify Institute in writing at least [**] days prior to cancellation or material change in coverage.

8.4.4 Institute may periodically review the adequacy of the minimum limits of liability insurance specified in this Section, and Institute reserves the right to request Licensee and any Affiliate to adjust the liability insurance coverages. Licensee will consider any reasonable request to adjust the liability insurance coverages. The specified minimum insurance amounts do not constitute a limitation on the obligation of Licensee and any Affiliate to indemnify Institute under this Agreement.

ARTICLE 9

USE OF INSTITUTE’S NAME

Licensee and its Affiliates, employees, Sublicensees and agents shall not use, and Licensee shall not permit its Sublicensees to use, Institute’s name or any adaptation thereof, or any Institute seal, logotype, trademark, or service mark, or the name, mark, or logotype of any Institute representative or organization in any way without the prior written consent of Institute in it sole discretion. Institute hereby consents to the disclosure of the existence and terms of this Agreement by Licensee in the ordinary course of Licensee’s business, including without limitation the disclosure hereof to current and prospective Sublicensees, investors, research collaborators, and strategic partners.

Licensee acknowledges Institute, Baylor Health Care System, and Baylor University Medical Center are not affiliated with Baylor University or Baylor College of Medicine, and Licensee will make no reference to the University or College of Medicine in any publications without the prior written consent of such separate organization.

ARTICLE 10

ADDITIONAL PROVISIONS

10.1. No Agency. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between Institute and Licensee or its Affiliates or Sublicensees, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

10.2. Assignment. Licensee together with its Affiliates and Sublicensees are not permitted to assign this Agreement or any part of it, either directly or by merger or other operation of law, without the prior written consent of Institute, which consent shall not be unreasonably withheld, provided that no such consent shall be required if (a) this Agreement is assigned in connection with the sale of all or substantially all of the assets or stock of Licensee, whether by merger, acquisition or otherwise or (b) this Agreement is assigned to an Affiliate of Licensee or transferred to a partnership, limited liability company, joint venture or similar enterprise in which Licensee has rights to receive at least [**]% of the profits. Any prohibited assignment of this Agreement or the rights hereunder shall be null and void. No assignment effected without Institute’s consent relieves Licensee, its Affiliates, and/or Sublicensees of responsibility for the performance of any accrued obligations that Licensee, its Affiliates and/or Sublicensees has prior to such assignment.

10.3. No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

10.4. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or sent overnight delivery by Federal Express or by certified or registered mail, return receipt requested, or telexed in the case of non-U.S. residents, and shall be deemed to have been given when hand delivered, one (1) day after mailing when mailed by overnight courier (e.g. Federal Express or Express Mail) or five (5) days after mailing by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to Institute:

Baylor Research Institute

3434 Live Oak

Dallas, Texas, 75204.

Attention: President

With a required copy to:

Baylor Research Institute

3434 Live Oak

Dallas, Texas, 75204.

Attention: General Counsel

If to Licensee:

MERIX Bioscience, Inc.

4233 Technology Drive

Durham, North Carolina 27704

Attention: Chief Executive Officer

With a required copy to:

Hutchison & Mason PLLC

3110 Edwards Mill Road, Suite 100

Raleigh, North Carolina 27612

Attention: Fred D. Hutchison, Esq.

or to such other names or addresses as Licensee or Institute, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 10.4.

10.5. Governing Law and Arbitration. This Agreement shall be construed and governed in accordance with the laws of the State of North Carolina, without giving effect to conflict of law provisions of any jurisdiction. In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute. Except as to issues relating to the validity, enforceability or final determination of infringement of any patent contained in the Institute Patent Rights licensed hereunder, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved in good faith negotiations between the parties, shall be resolved by a board of three (3) arbitrators in accordance with the rules, then in effect, of the American Arbitration Association. If the Arbitration is brought by Institute, it shall take place in Durham, North Carolina, and if brought by Licensee, it shall take place in Dallas, Texas. Such independent board shall be composed of three (3) panelists of sufficient education, scientific experience, and national reputation to address such issues. The board shall be composed of one arbitrator selected by Institute, one selected by Licensee and one selected by Licensee and Institute. If Licensee and Institute cannot agree upon the third arbitrator within [**] days after the notice of arbitration, the third arbitrator shall be selected by the American Arbitration Association in accordance with its rules. The decision of such panel shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

10.6. No Discrimination. Institute and Licensee and its Affiliates shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran of the Vietnam Era and Licensee shall include in each Sublicense a commitment by each Sublicensee to comply with all applicable employment discrimination laws.

10.7. Compliance with Laws. Institute, Licensee, its Affiliates and Sublicensees shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement, including, but not limited to, all applicable laws and regulations regarding “conflicts of interest” and institutional review imposed by the FDA, the U.S. Office of Human Research Protections, and otherwise. Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee, its Affiliates and/or Sublicensees that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Institute neither represents that a license is not required nor that, if required, it will issue.

10.8. Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that any assignment by Licensee must comply with Section 10.2 to be effective.

10.9. Counterparts, Headings and Exhibits. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement. All Schedules and Exhibits hereto are hereby incorporated in this Agreement and made a part hereof.

10.10. Integration and Amendment. This Agreement, the Warrant, the Stockholders Agreement, and the Sponsored Research Agreement embody the entire agreement and understanding among the parties hereto related to its subject matter and supersede all prior agreements and understandings relating to the subject matter hereof or thereof. This Agreement may not be changed, modified, extended, or terminated except by written amendment executed by an authorized representative of Institute and Licensee.

10.11. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

10.12. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

BAYLOR RESEARCH INSTITUTE		MERIX BIOSCIENCE, INC.

By:	/s/ Michael Ramsay	By:	/s/ Stephen Elliston

Name:	Michael Ramsay, M.D.	Name:	Stephen Elliston

Title:	President	Title:	VP Business Development

LIST OF ATTACHMENTS

Attachment 1 - Patent Application

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